EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS OF VALERA

The following information was derived from Valera’s unaudited financial statements for the three months ended March 31, 2006 contained in Valera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and unaudited financial statements for the three months ended March 31, 2007 prepared by management. Valera’s balance sheet at December 31, 2006 is derived from Valera’s audited financial statements for the twelve months ended December 31, 2006 contained in Valera’s Annual Report on Form 10-K for the year ended December 31, 2006.

In the opinion of Indevus’ management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the three months ended March 31, 2006 and March 31, 2007, respectively. Results for interim periods should not be considered indicative of results for any other period or for the year. This information is only a summary. You should read it along with Valera’s historical audited financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Valera’s annual reports, quarterly reports and other information on file with the SEC.

VALERA PHARMACEUTICALS, INC.

BALANCE SHEETS

(in thousands, except par value)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,548	$14,069
Accounts receivable, net of allowances of $260 and $257 at March 31, 2007 and December 31, 2006, respectively	2,760	2,661
Inventories, net	5,844	5,911
Prepaid expenses and other current assets	1,387	877

Total current assets	18,539	23,518

Property, plant and equipment, net	7,781	7,849
Intangible assets, net of accumulated amortization of $105 and $79 at March 31, 2007 and December 31, 2006, respectively	420	446
Other noncurrent assets	136	152

Total Assets	$26,876	$31,965

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,003	$2,594
Accrued expenses	3,691	3,318
Capital lease obligations—current	9	9

Total current liabilities	6,703	5,921

Capital lease obligations—long term	11	13
Deferred revenue—long term	488	300

Shareholders’ equity:
Common stock, $0.001 par value; 30,000 authorized, 14,986 and 14,937 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	15	15
Additional paid-in-capital	79,761	79,316
Accumulated deficit	(60,102)	(53,600)

Total shareholders’ equity	19,674	25,731

Total liabilities and shareholders’ equity	$26,876	$31,965

The accompanying notes are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(Amounts in thousands except share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Net product sales	$3,231	$5,525
Licensing revenue	18	7

Total net revenue	3,249	5,532

Operating costs and expenses:
Cost of product sales	2,001	1,461
Research and development	2,349	2,017
Selling and marketing	3,235	2,709
General and administrative	2,300	1,631

Total operating costs and expenses	9,885	7,818

Loss from operations	(6,636)	(2,286)

Interest income	130	211
Interest expense	—	(27)

Loss before income taxes	(6,506)	(2,102)
Benefit from (provision for) income taxes	(4)	10

Net loss	$(6,502)	$(2,112)

Basic and diluted net loss per share	$(0.43)	$(0.22)

Basic and diluted weighted average number of shares outstanding	14,955	9,666

The accompanying notes are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net loss	$(6,502)	$(2,112)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	263	132
Amortization of deferred financing costs	17	17
Allowances for accounts receivable	44	77
Stock-based compensation	295	180
Change in assets and liabilities:
Accounts receivable	(143)	359
Inventories	66	(697)
Prepaid expenses and other current assets	(510)	(175)
Accounts payable	409	2,068
Accrued liabilities	373	(677)
Other non-current liabilities	—	150
Deferred revenue	188	(292)

Net cash used in operating activities	(5,500)	(970)

Investing activities
Capital expenditures	(169)	(1,589)
Purchase of product rights	—	(525)

Net cash used in investing activities	(169)	(2,114)

Financing activities
Net proceeds from issuance of common stock	150	31,584
Payment of capital lease obligations	(2)	(5)
Payment of notes payable	—	(1,525)

Net cash provided by financing activities	148	30,054

Net (decrease) increase in cash and cash equivalents	(5,521)	26,970
Cash and cash equivalents at beginning of period	14,069	2,340

Cash and cash equivalents at end of period	$8,548	$29,310

Schedule of noncash investing and financing activities:
Conversion of preferred stock into common stock	—	$39,925

The accompanying notes are an integral part of these statements.

VALERA PHARMACEUTICALS, INC

NOTES TO FINANCIAL STATEMENTS — UNAUDITED

Note 1. Significant Accounting Policies

New Accounting Pronouncement

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 requires an entity to recognize the benefit of tax positions only when it is more likely than not, based on the position’s technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty-percent likely of being realized upon final settlement with the respective taxing authorities.

On January 1, 2007, the Company adopted FIN 48. The adoption of FIN 48 had no significant impact on the Company’s results of operations and financial position. The Company files income tax returns in the United States and various state and local jurisdictions. The Company has incurred net operating losses since inception. The Company has net operating loss and credit carryforwards which are fully offset by a valuation allowance. The Company believes any future potential adjustments of these carryforwards will be immaterial to its financial statements due to the valuation allowance which fully offsets all of its tax assets.

The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of March 31, 2007, the Company believes that there are no significant uncertain tax positions, and no amounts have been recorded for interest and penalties. The Company does not anticipate any events that would require it to record a liability related to any uncertain income tax position in 2007 as prescribed by FIN 48.

Note 2. Inventory

Inventories consist of the following:

	March 31, 2007	December 31, 2006
	(unaudited)
	(in thousands)
Raw materials	$590	$583
Work-in-process	4,549	4,411
Finished goods	705	917

	$5,844	$5,911

The preceding amounts are net of inventory reserves of approximately $1.2 million as of March 31, 2007 and at December 31, 2006, respectively, for certain raw materials and for certain products that failed to meet the Company’s quality control specifications.

Note 3. Net Loss Per Share

The Company computes its basic net loss per share by dividing net loss by the weighted-average number of shares of common stock outstanding. Diluted net loss per share of common stock (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of shares of common stock and dilutive common equivalent shares then outstanding as long as such impact would not be anti-dilutive. At March 31, 2007 and 2006, common stock equivalent shares consisted of 1,447,724 and 1,464,182, respectively of commons stock issuable upon the exercise of stock options. All of the common stock equivalent shares for the three months ended March 31, 2007 and 2006 have been excluded from the computation of diluted net loss per share as their effect would be anti-dilutive.

	Three Months Ended March 31,
	2007		2006
	Net loss (Numerator)	Shares (Denominator)	Net loss (Numerator)	Shares (Denominator)
	(in thousands, except per share amounts)
Basic and diluted net loss per share factors	$(6,502)	14,955	$(2,112)	9,666
Basic and diluted net loss per share	$(0.43)		$(0.22)

Note 4. Subsequent Events

Acquisition by Indevus Pharmaceuticals, Inc.

On April 17, 2007, the Company was acquired by Indevus Pharmaceuticals, Inc. (NASDAQ; IDEV), a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and mens’s health conditions.

Indevus acquired 100% of the outstanding common stock of the Company in a tax-free stock-for-stock merger valued at approximately $129,000,000, plus contingent stock rights (each a “CSR”) relating to three of the Company’s product candidates in development at the time of acquisition. Under the terms of the merger agreement, each share of the Company’s stock was exchanged for 1.1337 shares of Indevus Common Stock. In aggregate, approximately 17,700,000 shares of Indevus common stock were issued pursuant to the merger agreement.

Valera stockholders’ received three CSRs, and the option holders who consented to the proposed treatment of such options received three unfunded and unsecured promises to receive shares of Indevus common stock pursuant to a formula specified in the related merger agreement (“CSR Equivalents”). The first CSR and CSR Equivalent became payable on May 3, 2007, upon announcement of the regulatory approval of Supprelin-LA. The additional purchase price related to achievement of this milestone was approximately $16.3 million and is included in the calculation of total purchase price. Under the terms of the merger agreement, each CSR was exchanged for 0.141 shares of Indevus stock. The CSRs are expected to be exchanged for approximately 2.13 million shares of Indevus common stock.

In December 2006, Valera entered into a Co-promotion Agreement with Indevus to promote Vantas. During the three months ended March 31, 2007, Valera recorded $441,000 in commission expense related to the agreement, which is payable to Indevus as of March 31, 2007. The Co-promotion Agreement terminated upon consummation of the merger.